UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

February 17, 2023

Date of Report (Date of earliest event reported)

INCEPTION GROWTH ACQUISITION LIMITED

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-41134	86-2648456
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

875 Washington Street New York, NY	10014
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (315) 636-6638

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Units, each consisting of one share of common stock, $0.0001 par value, one-half (1/2) of one redeemable warrant and one right entitling the holder to receive one-tenth of a share of common stock	IGTAU	The Nasdaq Stock Market LLC
Common Stock, par value $0.0001 per share	IGTA	The Nasdaq Stock Market LLC
Redeemable warrants, each exercisable for one share of common stock at an exercise price of $11.50	IGTAW	The Nasdaq Stock Market LLC
Rights, each to receive one-tenth of one share of common stock	IGTAR	The Nasdaq Stock Market LLC

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 17, 2023, Mr. Paige E. Craig resigned from his positions as the Chief Executive Officer, the director, and the Chairman of the board of directors (the “Board”) of the Company, effective immediately. Mr. Craig’s resignation is not as a result of any disagreement with the Company relating to its operations, policies or practices. On the same date, the Board appointed Cheuk Hang Chow as the Chief Executive Officer, the director, and the Chairman of the Board effective immediately.

Cheuk Hang Chow has almost a decade of C-suite leadership and business development experience in several industries including technology, media and entertainment. From January 2022 to November 2022, Mr. Chow was the CEO of MetaOne Limited, a non-fungible token (NFT) asset management platform based in Asia. Prior to that, from August 2015 to December 2021, he served as CEO to China Creative Digital Entertainment Limited (formerly HMV Digital China Group), an investment holding company principally engaged in media and entertainment businesses in East Asia. Concurrently, from December 2016 to September 2021, Mr. Chow was also Chief Financial Officer (CFO) and Executive Director to China Food and Beverage Group Limited (HKG:8272), an investment holding company principally engaged in operating restaurant businesses in Hong Kong. Apart from these roles, he has also served as an independent non-executive director to game developer and service provider company ME2ZEN Limited (950190.KQ) from February 2019 to January 2021, and to China Food and Beverage Group Limited (HKG:8272) from December 2016 to December 2021. From September 2010 to December 2013, Mr. Chow worked as a finance manager in AV Concept Holdings Limited, a leading marketing and distribution company for semiconductors and electronic components, and before that, from February 2009 to September 2010, he was with financial and public relations consultancy Wonderful Sky Financial Group (01260.HK) as an Investor Relations associate. He started his career in Risk Advisory at KPMG from December 2007. Mr. Chow earned his Bachelor of Engineering degree from the University of Hong Kong in August 2007.

Cheuk Hang Chow does not have a family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

On February 17, 2023, Mr. Matthew C. Hong resigned from the Board, including from his committee positions on the Compensation Committee, the Audit Committee, and as Chairperson of the Nominating Committee for his personal reason, effective immediately. On the same date, the Board appointed Michael Lawrence Coyne as the independent director of the Board effective immediately replacing Matthew C. Hong, including the positions on the Compensation Committee, the Audit Committee, and as Chairperson of the Nominating Committee.

Michael Lawrence Coyne has 8 years of extensive capitals markets, business development, and deal origination experience. Since January 2023, Mr. Coyne has been serving as a Principal and Head of Capital Markets in the financial advisory firm Benjamin Securities. From February 2018 to January 2023, Mr. Coyne was a partner and Head of Capital Markets at Ingalls & Snyder, LLC, an investment advisory firm. From August 2015 to February 2018, Mr. Coyne served as Vice President and Head of Equity Syndicate of Capital Integration Systems LLC, an online financial services platform based in New York. Prior to that, in March 2015, he began his career in financial services at the Blackstone Group, as a private wealth management intern. Concurrently, from February 2012 to July 2019, Mr. Coyne served as 1st Lieutenant, executive Officer, task force officer-in-charge and platoon leader and operations officer of the Army National Guard and the U.S. Army. Mr. Coyne passed the Financial Industry Regulatory Authority (FINRA) Series 7, 63, 24, 79 examination and obtained a Securities Industry Essentials (SIE) license in September 2, 2015; January 25, 2016; September 24, 2018; August 22, 2018 and October 1, 2018, respectively. Mr. Coyne obtained a bachelor of arts degree in political science and international affairs from Northeastern University and a master of business administration degree from Leonard N. Stern School of Business, New York University in 2011 and 2019, respectively.

Michael Lawrence Coyne does not have a family relationship with any director or executive officer of the Company and has not been involved in any transaction with the Company during the past two years that would require disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report on Form 8-K to be signed on its behalf as of February 17, 2023 by the undersigned hereunto duly authorized.

Inception Growth Acquisition Limited

By:	/s/ Felix Yun Pun Wong
Felix Yun Pun Wong
Chief Financial Officer

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